Amendment to Chief Compliance Officer Services Agreement Between Reality Shares ETF Trust and ALPS Fund Services, Inc. THIS AMENDMENT is made as of November 2 , 2015 by and between Reality Shares ETF Trust (the “Trust”) and ALPS Fund Services, Inc. (“ALPS”). WHEREAS, the Trust and ALPS have entered into a Chief Compliance Officer Services Agreement (the “Agreement”), dated December 16, 2014; and WHEREAS, the parties wish to amend Section 1 of the Agreement. NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows: Term of Agreement. The last sentence of Section 1 of the Agreement shall be deleted in its entirety and replaced with the following: After the Term, this Agreement will renew automatically for additional one-year periods of time (each, a “Renewal Term”), unless one party hereto provides the other party with written notice of termination at least sixty (60) days prior to the expiration of the then-current Renewal Term, in which case such termination would be effective at the end of the then- current Renewal Term. Remainder of the Agreement. All other provisions of the Agreement shall remain unchanged. [Signatures on Following Page]

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above. ALPS FUND SERVICES, INC. By: Name: Tom Trivella Title: Treasurer By: Name: Jeremy O. May Title: President REALITY SHARES ETF